Exhibit 99.1

Steve Madden Announces First Quarter 2011 Results
And Declares Three-for-Two Stock Split

LONG ISLAND CITY, N.Y., May 5, 2011 — Steve Madden (Nasdaq: SHOO), a leading designer and marketer of fashion footwear and accessories for women, men and children, today announced financial results for the first quarter ended March 31, 2011.

●	First quarter net sales increased 25.9% to $165.8 million.
●	Retail comparable store sales increased 12.0% for the first quarter.
●	Operating margin was 16.6% in the first quarter of 2011, compared with operating margin of 18.9% in the same period of 2010.
●	First quarter net income increased 16.0% to $17.9 million, or $0.63 per diluted share, compared to $15.4 million, or $0.55 per diluted share in the prior year’s first quarter.

Edward Rosenfeld, Chairman and Chief Executive Officer, commented, “We are pleased with the strong start to 2011, as the trend-right merchandise assortment created by Steve and his design team enabled us to deliver solid top and bottom line gains in both wholesale and retail. Our new brands also continued to gain traction and made meaningful contributions to growth in the quarter. Looking ahead, we believe we are well-positioned to drive sales and profitability growth through our increasingly diversified business model.”

First Quarter 2011 Results

First quarter net sales totaled $165.8 million compared to $131.6 million in the comparable period of 2010, an increase of 25.9%. Net sales from the wholesale business were $134.3 million compared to $103.1 million in the first quarter of 2010, driven by strong gains in both the wholesale footwear and wholesale accessories divisions as well as the transition of the Company’s Target private label and Olsenboye footwear businesses from the buying agency model to the wholesale model. Retail net sales grew 10.5% to $31.5 million compared to $28.5 million in the first quarter of the prior year. Same store sales increased 12.0% following a 13.6% increase in the prior year’s first quarter. The Company opened three outlet stores and closed four full price stores during the first quarter.

Gross margin was 41.7% in the first quarter of 2011 as compared to 45.5% in the same period last year. Gross margin in the wholesale business was 37.9% compared to 42.5% in the prior year’s first quarter, driven primarily by changes in sales mix as a result of (i) the inclusion of the Company’s Target private label and Olsenboye footwear businesses in the net sales line; (ii) the strong growth of the private label accessories business and (iii) the strong growth of the international business. Retail gross margin increased to 58.1% from 56.7% in the comparable period of the prior year as a result of less discounting.

Operating expenses as a percent of sales were 27.9% compared to 31.4% in the same period of the prior year, due to leverage on higher sales.

Operating income for the first quarter increased to $27.5 million, or 16.6% of net sales, compared with operating income of $24.9 million, or 18.9% of net sales, in the same period of 2010.

Net income for the quarter increased 16.0% to $17.9 million, or $0.63 per diluted share, compared to $15.4 million, or $0.55 per diluted share in the first quarter of 2010.

The Company ended the quarter with 83 retail locations, including 4 outlets and one Internet store.

At the end of the first quarter, cash, cash equivalents, and current and non-current marketable securities totaled $188.8 million.

Three-for-Two Stock Split

The Company’s Board of Directors has declared a three-for-two stock split, in the form of a stock dividend, of the Company’s outstanding shares of common stock. The stock split will entitle all stockholders of record at the close of business on May 20, 2011 to receive one additional share of Steve Madden common stock for every two shares of common stock held on that date. The additional shares are expected to be distributed to stockholders on or about May 31, 2011 by the Company’s transfer agent. As a result of the stock split, the number of outstanding shares of the Company’s common stock will increase to approximately 42.5 million shares from approximately 28.2 million shares outstanding prior to the split.

Answers to frequently asked questions regarding the stock split will be available on the Company’s web site in the Investor Relations section.

Company Outlook

For fiscal 2011, the Company continues to expect net sales to increase 20% – 22%. Diluted EPS is now expected to be in the range of $2.03 – $2.10, compared to previous guidance of diluted EPS in the range of $2.00 – $2.07 on an adjusted basis to address the 3-for-2 stock split.

Conference Call Information

As previously announced, interested stockholders are invited to listen to the first quarter earnings conference call scheduled for today, Thursday, May 5, 2011, at 8:30 a.m. Eastern Time. The call will be broadcast live over the Internet and can be accessed by logging onto http://www.stevemadden.com. An online archive of the broadcast will be available within one hour of the conclusion of the call and will be accessible for a period of 30 days following the call. Additionally, a replay of the call can be accessed by dialing 877-870-5176 (U.S.) and 858-384-5517 (international), passcode 2192395, and will be available until June 4, 2010.

About Steve Madden

Steve Madden designs, sources and markets fashion-forward footwear and accessories for women, men and children. In addition to marketing products under its owned brands including Steve Madden, Steven by Steve Madden, Madden Girl, Betsey Johnson, Betseyville and Big Buddha, the Company is the licensee of various brands, including Olsenboye for footwear, handbags and belts, Elizabeth and James, Superga, l.e.i. and GLO for footwear and Daisy Fuentes for handbags. The Company also designs and sources products under private label brand names for various retailers. The Company’s wholesale distribution includes department stores, specialty stores, luxury retailers, national chains and mass merchants. The Company also operates 85 retail stores (including the Company’s two online stores). The Company licenses certain of its brands to third parties for the marketing and sale of certain products, including for ready-to-wear, outerwear, intimate apparel, cold weather accessories, eyewear, hosiery, jewelry, fragrance and bedding and bath products.

Safe Harbor

This press release and oral statements made from time to time by representatives of the Company contain certain “forward looking statements” as that term is defined in the federal securities laws. The events described in forward looking statements may not occur. Generally these statements relate to business plans or strategies, projected or anticipated benefits or other consequences of the Company’s plans or strategies, projected or anticipated benefits from acquisitions to be made by the Company, or projections involving anticipated revenues, earnings or other aspects of the Company’s operating results. The words “may,” “will,” “expect,” “believe,” “anticipate,” “project,” “plan,” “intend,” “estimate,” and “continue,” and their opposites and similar expressions are intended to identify forward looking statements. The Company cautions you that these statements concern current expectations about the Company’s future results and condition and are not guarantees of future performance or events and are subject to a number of uncertainties, risks and other influences, many of which are beyond the Company’s control, that may influence the accuracy of the statements and the projections upon which the statements are based. Factors which may affect the Company’s results include, but are not limited to, the risks and uncertainties discussed in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the Securities and Exchange Commission. Any one or more of these uncertainties, risks and other influences could materially affect the Company’s results of operations and financial condition and whether forward looking statements made by the Company ultimately prove to be accurate and, as such, the Company’s actual results, performance and achievements could differ materially from those expressed or implied in these forward looking statements. The Company undertakes no obligation to publicly update or revise any forward looking statements, whether as a result of new information, future events or otherwise.

STEVEN MADDEN LTD.
CONSOLIDATED STATEMENT OF OPERATIONS DATA

(in thousands, except per share data)

	Quarter Ended
	Mar 31, 2011	Mar 31, 2010
	(Unaudited)	(Unaudited)

Net sales	$165,755	$131,608
Cost of sales	96,623	71,671
Gross profit	69,132	59,937
Commission and licensing fee income, net	4,567	6,184
Operating expenses	46,244	41,262
Income from operations	27,455	24,859
Interest and other income, net	1,517	784
Income before provision for income taxes	28,972	25,643
Provision for income taxes	11,120	10,258
Net income	$17,852	$15,385

Basic net income per share	$0.64	$0.56
Diluted net income per share	$0.63	$0.55

Weighted average common shares outstanding - Basic	27,965	27,455
Weighted average common shares outstanding - Diluted	28,526	28,155

STEVEN MADDEN LTD.
CONSOLIDATED BALANCE SHEET HIGHLIGHTS
(in thousands)

	As of
	Mar 31, 2011	Dec 31, 2010	Mar 31, 2010
	(Unaudited)		(Unaudited)

Cash and cash equivalents	$60,354	$66,151	$69,221
Marketable securities (current & non current)	128,442	127,606	88,172
Receivables, net	97,006	70,948	64,809
Inventories	33,845	39,557	23,929
Other current assets	19,557	20,122	22,384
Property and equipment, net	22,644	20,791	22,487
Goodwill and intangibles, net	80,660	81,275	52,177
Other assets	21,525	21,246	12,791
Total assets	$464,033	$447,696	$355,970

Accounts payable	$37,354	$37,089	$24,016
Other current liabilities	31,149	34,342	27,170
Contingent payment liability	10,458	12,372	12,000
Long term liabilities	6,703	6,595	6,715
Stockholders’ equity	378,369	357,298	286,069
Total liabilities and stockholders’ equity	$464,033	$447,696	$355,970

STEVEN MADDEN LTD.
CONSOLIDATED CASH FLOW DATA

(in thousands)

	Year Ended
	Mar 31, 2011	Mar 31, 2010
	(Unaudited)	(Unaudited)

Net Income	$17,852	$15,385
Adjustment to reconcile net income to net cash provided by (used in) operating activities	1,443	2,509
Changes in:
Accounts receivable	(22,757)	(7,546)
Inventories	5,712	6,789
Prepaid expenses, deposits and other assets	552	(2,694)
Accounts Payable and other accrued expenses	(4,383)	(1,318)
Net cash provided by (used in) operating activities	$(1,581)	$13,125

Investing Activities
Purchase of property and equipment	(3,702)	(668)
Purchases / sales of marketable securities, net	(1,290)	(2,332)
Acquisitions, net of cash acquired		(11,029)
Net cash used in investing activities	(4,992)	(14,029)

Net cash provided by financing activities	776	859

Net decrease in cash and cash equivalents	(5,797)	(45)

Cash and cash equivalents - beginning of period	66,151	69,266

Cash and cash equivalents - end of period	$60,354	$69,221